Exhibit 99.1

Granite Reports First Quarter 2015 Results

  Total Company revenues were $420.2 million1, up 10.6 percent year-over-year
  Total Company gross profit nearly doubled year-over-year to $40.1 million1
  Total Company contract backlog increased 14.3 percent year-over-year to $2.9 billion
  All segments grow revenue and gross profit year-over-year – fourth consecutive quarter of gross profit margin improvement across segments
  Construction Materials performance best in six years – 16.8 percent revenue growth spurs segment Q1 profit for first time since 2008
  Granite named as a 2015 World's Most Ethical Company2 for sixth straight year

WATSONVILLE, Calif.--(BUSINESS WIRE)--May 5, 2015--Granite Construction Incorporated (NYSE:GVA) today reported a net loss of $8.6 million for the quarter ended March 31, 2015, compared to a loss of $20.6 million in the first quarter of 2014. Losses per share in the quarter were $0.22, compared to $0.53 in the prior-year period.

“For some time, we have noted that recovery for our business would appear first in our Construction Materials segment. This solid performance is a good first step in 2015, and it reinforces our confidence in the continued execution of our Strategic Plan.” said James H. Roberts, President and CEO of Granite Construction Incorporated.

“Overall market activity remains stable and competitive. Continued backlog progression has Granite teams across the country focusing on growing our business, while remaining keenly aware of the need for improved execution in all of our segments.” Roberts said.

First Quarter 2015 Results

Total Company

  Revenue for the first quarter of 2015 increased 10.6 percent to $420.2 million1 compared with $379.8 million last year.
  Gross profit margin in the first quarter was 9.51 percent compared with 5.6 percent in 2014, driven primarily by improved performance in the Construction and Construction Materials segments.
  SG&A expenses for the first quarter of 2015 increased 6.0 percent to $52.2 million driven partially by the timing of pre-bid and estimating (selling) costs.

Construction

  Construction revenue in the first quarter of 2015 increased 20.0 percent to $188.5 million1, compared with $157.0 million last year.
  Gross profit margin was 11.5 percent1, compared with 5.8 percent a year ago, driven by increased revenue and by recognition of certain contract claims.

Large Project Construction

  Large Project Construction revenue in the first quarter of 2015 increased 1.6 percent to $190.3 million, compared with $187.3 million last year.
  Gross profit margin for the quarter was 9.3 percent, compared with 8.4 percent in 2014, driven by project progression, which was offset partially by a reduction in contract claim recognition.

Construction Materials

  Construction Materials revenue in the first quarter of 2015 increased 16.8 percent to $41.4 million, compared with $35.5 million last year.
  Gross profit for the quarter was $0.7 million, compared to a gross loss of $3.5 million last year. The improvement was driven by increased market demand and mild weather in the West.

Outlook and Guidance

“A good start to the year, coupled with solid project execution, bodes well for improved results in 2015,” Roberts said. “As we discussed in February, we are committed to growing across geographies and end markets, despite the lack of a federal spending catalyst.

“It is well past the time for Congress to act swiftly and appropriately to pass a well-funded, long-term highway bill this year,” said Roberts. “While Congress delays their actions, we are actively ramping up the execution of our Strategic Plan.”

The Company’s current expectations for 2015 remain unchanged and are as follows:

Mid-single digit consolidated revenue growth

Consolidated EBITDA3 margin of 6% to 8%

(1) See Note 1 to the Condensed Consolidated Financial Statements filed on Form 10-Q on May, 5 2015. The effect of adopting the new accounting policy for customer contract claims was an increase in revenue and gross profit of $9.7 million for the three months ended March 31, 2015 with no customer contract claims recognized for the three months ended March 31, 2014. Gross profit associated with claims against non-customers continues to be recognized when settled. During the three months ended March 31, 2015, there were no claim settlements with non-customers. During the three months ended March 31, 2014, the gross profit impact from claim settlements with non-customers was $7.9 million.

(2) The Ethisphere® Institute is an independent center of research, best practices and thought leadership. Ethisphere evaluates and benchmarks compliance and governance programs and honors superior achievement through its World’s Most Ethical Companies® recognition program.

(3) Please refer to the description and non-GAAP reconciliation in the attached tables.

Conference Call

Granite will conduct a conference call today, May 5, 2015, at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended March 31, 2015. Access to a live audio webcast is available at http://investor.graniteconstruction.com/index.cfm. The live conference call may be accessed by calling 1-866-807-9684; international callers may dial 1-412-317-5415. The call will be available for replay approximately two hours after the live audio webcast through May 13, 2015 by calling 1-877-344-7529. The conference ID for the replay is also 10064622; international callers may dial 1-412-317-0088.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. Recognized as one of the top 25 largest construction companies in the U.S., Granite specializes in complex infrastructure projects, including transportation, industrial and federal contracting, and is a proven leader in alternative procurement project delivery. Granite is an award-winning firm in Safety, Quality and Environmental Stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for six years in a row. For more information, visit www.graniteconstruction.com. Granite is listed on the New York Stock Exchange under the ticker symbol GVA and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, please visit our investor relations website at investor.graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	March 31,	December 31,	March 31,
	2015	2014	2014
ASSETS
Current assets
Cash and cash equivalents	$239,403	$255,961	$205,780
Short-term marketable securities	19,282	25,504	41,143
Receivables, net	271,328	310,934	245,281
Costs and estimated earnings in excess of billings	56,907	36,411	53,311
Inventories	64,636	68,920	77,407
Real estate held for development and sale	11,609	11,609	11,742
Deferred income taxes	53,231	53,231	55,874
Equity in construction joint ventures	197,570	184,575	168,045
Other current assets	26,613	23,033	40,142
Total current assets	940,579	970,178	898,725
Property and equipment, net	399,910	409,653	432,398
Long-term marketable securities	80,522	76,563	65,969
Investments in affiliates	32,031	32,361	33,336
Goodwill	53,799	53,799	53,799
Other noncurrent assets	76,687	77,940	76,944
Total assets	$1,583,528	$1,620,494	$1,561,171
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$22	$21	$21
Current maturities of non-recourse debt	6,435	1,226	1,226
Accounts payable	121,013	151,935	141,241
Billings in excess of costs and estimated earnings	95,328	108,992	125,618
Accrued expenses and other current liabilities	225,255	200,652	193,307
Total current liabilities	448,053	462,826	461,413
Long-term debt	270,105	270,105	270,127
Long-term non-recourse debt	—	5,516	6,435
Other long-term liabilities	42,058	44,495	48,662
Deferred income taxes	20,615	20,446	9,803
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 39,342,647 shares as of March 31, 2015, 39,186,386 shares as of December 31, 2014 and 39,098,549 shares as of March 31, 2014	393	392	391
Additional paid-in capital	133,962	134,177	126,937
Retained earnings	645,931	659,816	629,443
Total Granite Construction Incorporated shareholders’ equity	780,286	794,385	756,771
Non-controlling interests	22,411	22,721	7,960
Total equity	802,697	817,106	764,731
Total liabilities and equity	$1,583,528	$1,620,494	$1,561,171

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

Three Months Ended March 31,	2015	2014
Revenue
Construction	$188,520	$157,040
Large Project Construction	190,305	187,336
Construction Materials	41,424	35,471
Total revenue	420,249	379,847
Cost of revenue
Construction	166,845	147,896
Large Project Construction	172,534	171,543
Construction Materials	40,761	39,000
Total cost of revenue	380,140	358,439
Gross profit	40,109	21,408
Selling, general and administrative expenses	52,203	49,247
Gain on sales of property and equipment	(811)	(894)
Operating loss	(11,283)	(26,945)
Other (income) expense
Interest income	(442)	(479)
Interest expense	3,496	3,599
Equity in loss (income) of affiliates	63	(791)
Other (income) expense, net	(1,284)	51
Total other expense	1,833	2,380
Loss before benefit from income taxes	(13,116)	(29,325)
Benefit from income taxes	(4,506)	(8,064)
Net loss	(8,610)	(21,261)
Amount attributable to non-controlling interests	50	708
Net loss attributable to Granite Construction Incorporated	$(8,560)	$(20,553)

Net loss per share attributable to common shareholders:
Basic	$(0.22)	$(0.53)
Diluted	$(0.22)	$(0.53)
Weighted average shares of common stock:
Basic	39,215	38,951
Diluted	39,215	38,951

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Three Months Ended March 31,	2015	2014
Operating activities
Net loss	$(8,610)	$(21,261)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	15,627	15,832
Gain on sales of property and equipment	(811)	(894)
Change in deferred income taxes	(14)	1,613
Stock-based compensation	3,163	4,095
Equity in net income from unconsolidated joint ventures	(11,271)	(2,562)
Changes in assets and liabilities	(5,002)	(16,600)
Net cash used in operating activities	(6,918)	(19,777)
Investing activities
Purchases of marketable securities	(9,988)	(10,000)
Maturities of marketable securities	10,000	5,000
Proceeds from called marketable securities	5,000	15,000
Purchases of property and equipment	(7,607)	(10,375)
Proceeds from sales of property and equipment	1,089	1,360
Other investing activities, net	383	39
Net cash (used in) provided by investing activities	(1,123)	1,024
Financing activities
Cash dividends paid	(5,094)	(5,083)
Purchase of common stock	(3,191)	(4,278)
(Distributions to) contributions from non-controlling partners	(270)	4,278
Other financing activities, net	38	495
Net cash used in financing activities	(8,517)	(4,588)
Decrease in cash and cash equivalents	(16,558)	(23,341)
Cash and cash equivalents at beginning of period	255,961	229,121
Cash and cash equivalents at end of period	239,403	205,780

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

Three Months Ended March 31,	Construction	Large Project Construction	Construction Materials

2015
Revenue	$188,520	$190,305	$41,424
Gross profit	21,675	17,771	663
Gross profit as a percent of revenue	11.5%	9.3%	1.6%

2014
Revenue	$157,040	$187,336	$35,471
Gross profit (loss)	9,144	15,793	(3,529)
Gross profit (loss) as a percent of revenue	5.8%	8.4%	(9.9)%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	March 31, 2015		December 31, 2014		March 31, 2014

Construction	$749,261	25.5%	$712,967	26.2%	$786,458	30.6%
Large Project Construction	2,187,888	74.5%	2,005,906	73.8%	1,783,254	69.4%

Total	$2,937,149	100.0%	$2,718,873	100.0%	$2,569,712	100.0%

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)

Three Months Ended March 31,	2015	2014
Net loss attributable to Granite Construction Incorporated	$(8,560)	$(20,553)
Depreciation, depletion and amortization expense(2)	15,627	15,832
Benefit from income taxes	(4,506)	(8,064)
Interest expense, net of interest income	3,054	3,120
EBITDA(1)	$5,615	$(9,665)
Consolidated EBITDA Margin(3)	1.3%	(2.5)%

Note:
(1)We define EBITDA as GAAP net loss attributable to Granite Construction Incorporated, adjusted for interest, taxes, depreciation, depletion and amortization. We believe this non-GAAP financial measure and the associated margin are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

(2)Amount includes the sum of depreciation, depletion and amortization which are classified as Cost of Revenue and Selling, General and Administrative expenses in the condensed consolidated statements of operations of Granite Construction Incorporated.
(3)Represents EBITDA divided by consolidated revenue. Consolidated revenue was $420,249 and $379,847 for the periods ending March 31, 2015 and 2014, respectively.

CONTACT:
Granite Construction Incorporated
Ron Botoff, 831-728-7532